Exhibit 99.1

Ethan Allen Reports Fiscal 2022 Second Quarter Results

Strong Growth in Sales and Earnings

DANBURY, CT – JANUARY 27, 2022 – Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETD) today reported its financial and business results for its fiscal 2022 second quarter ended December 31, 2021.

Farooq Kathwari, Ethan Allen’s Chairman, President and CEO commented, “We are pleased to report strong growth in sales and profitability. Our differentiation of relevant offerings, strong and talented associates, and control over our manufacturing and logistics, provided us an opportunity to show strong growth despite many continuing challenges, including supply chain issues and inflation.”

Mr. Kathwari continued, “Sales increased 16.4% to $208.1 million, gross margin increased to 58.8%, up from 56.7% and adjusted operating margin rose to 15.7%, resulting in diluted EPS of $1.05 and adjusted EPS of $0.95, an increase of 37.7%. Adjusted diluted EPS excluded gains recognized from the sale of two real estate properties during the quarter. We ended the quarter with cash on hand of $105.2 million and no debt.”

“As we celebrate Ethan Allen’s 90th year in business, our second quarter results demonstrate the success of our strategies, innovation and operating leverage. We were able to achieve strong margins despite an environment with escalating commodity and freight costs, product shortages, price increases and shipping delays. We are working to expand our North American manufacturing, whereby 75% of our products are made. We also continued to address the many challenges arisen due to the COVID-19 pandemic, including the health and safety of our associates and rising freight and raw material costs. We are taking selective price increases to counter these rising costs. We remain cautiously optimistic to continue our growth due to the strength of our offerings and our strong interior design professionals, who increasingly utilize technology with their personal services,” concluded Mr. Kathwari.

FISCAL 2022 SECOND QUARTER HIGHLIGHTS*

●	Consolidated net sales increased 16.4% to $208.1 million
o	Retail net sales of $179.6 million increased 24.0%
o	Wholesale net sales of $115.9 million increased 14.2%

●	Strong customer demand
o	Wholesale segment written orders growth of 1.7%; up 30.3% compared with the second quarter two years ago
o	Retail segment written orders declined 0.2%; up 44.6% from the second quarter of fiscal 2020

●	Consolidated gross margin increased to 58.8%

●

Operating margin of 17.4%; adjusted operating margin grew to 15.7% due to strong net sales growth and controlling costs by leveraging cost reductions; selling, general and administrative expenses decreased from 43.8% to 43.0% of net sales, on an adjusted basis, reflecting the Company’s operating leverage

●	Diluted EPS of $1.05 compared with $0.67; adjusted diluted EPS of $0.95 increased 37.7% compared with $0.69

●	Generated $5.7 million of cash from operating activities; cash on hand of $105.2 million and no bank debt outstanding

●	Increased the regular quarterly dividend by 16% to $0.29 per share on November 30, 2021; paid on January 5, 2022, to shareholders of record at the close of business on December 14, 2021

●

Announced strengthening of leadership team through the promotion of Amy Franks to Executive Vice President, Retail Network & Business Development and Matt McNulty to Senior Vice President, Chief Financial Officer and Treasurer

●

Held a Virtual Celebration in December 2021 to kick-off and celebrate 90 years of innovation, which included presentations from manufacturing, logistics, retail, merchandising, marketing and leadership teams, as well as awards to congratulate associates for exceptional interior design work

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release. Comparisons are to the second quarter and first half of fiscal 2021.

KEY FINANCIAL MEASURES*

(Unaudited)
(In thousands, except per share data)
	Three months ended			Six months ended
	December 31,			December 31,
	2021	2020	% Change	2021	2020	% Change
Net sales	$208,093	$178,826	16.4%	$390,420	$329,884	18.4%
GAAP gross profit	$122,269	$101,332	20.7%	$231,461	$187,102	23.7%
Adjusted gross profit*	$122,269	$101,721	20.2%	$231,461	$187,491	23.5%
GAAP gross margin	58.8%	56.7%		59.3%	56.7%
Adjusted gross margin*	58.8%	56.9%		59.3%	56.8%
GAAP operating income	$36,292	$22,555	60.9%	$63,652	$34,236	85.9%
Adjusted operating income*	$32,772	$23,367	40.3%	$60,500	$35,671	69.6%
GAAP operating margin	17.4%	12.6%		16.3%	10.4%
Adjusted operating margin*	15.7%	13.1%		15.5%	10.8%
GAAP net income	$26,894	$16,883	59.3%	$47,047	$26,236	79.3%
Adjusted net income*	$24,257	$17,496	38.6%	$44,686	$26,451	68.9%
Effective tax rate	25.7%	23.9%		26.0%	21.5%
GAAP diluted EPS	$1.05	$0.67	56.7%	$1.85	$1.04	77.9%
Adjusted diluted EPS*	$0.95	$0.69	37.7%	$1.75	$1.05	66.7%
Cash flows from operating activities	$5,712	$23,728	(75.9% )	$22,701	$65,918	(65.6% )

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

BALANCE SHEET and CASH FLOW

Total cash and cash equivalents were $105.2 million at December 31, 2021, compared with $104.6 million at June 30, 2021. Cash increased $0.6 million during the first half of fiscal 2022 due to net cash provided by operating activities of $22.7 million and $8.2 million in proceeds received from the sale of two real estate properties partially offset by $25.4 million in cash dividends paid and capital expenditures of $3.7 million.

Cash from operating activities totaled $22.7 million, a decrease from $65.9 million in the prior year period primarily due to an increase in working capital and restructuring payments partially offset by higher net income generated during the period. The increase in working capital was led by higher inventory to increase material availability to support expanded manufacturing and distribution capacity to meet written order growth, a decrease in customer deposits as retail segment net delivered sales outpaced written orders and operating lease payments made of $16.7 million. The combination of growing inventory to support demand and the reduction in customer deposits from increased net shipments led to the significant year-over-year change in working capital.

Cash dividends paid were $25.4 million during the first half of fiscal 2022. The Company has a strong history of returning capital to shareholders and continued this practice during the first half of fiscal 2022 by paying a special dividend of $19.0 million and increasing its regular quarterly dividend by 16%. No cash dividends were paid in the prior year first quarter as the Company’s Board of Directors had previously suspended the cash dividend due to the COVID-19 impact. However, on August 4, 2020, the Board reinstated the regular quarterly cash dividend and declared a cash dividend, which was paid on October 22, 2020, and totaled $5.3 million.

Inventories, net increased to $164.6 million at December 31, 2021, compared with $144.0 million at June 30, 2021, as the Company continues to increase its manufacturing productivity and service center inventory. The higher levels of inventory increased material availability to support increased production as well as to help protect against future supply chain disruptions and price increases.

Customer deposits from written orders decreased $6.4 million during the first half and totaled $124.2 million at December 31, 2021. As manufacturing production increases each quarter, the ability to grow net shipments does as well, which has led to the customer deposits balance decreasing. While expanded production combined with higher import receipts led to a reduction in retail order backlog during the first half of fiscal 2022, backlog is still up almost 50% from a year ago due to sustained product demand.

No debt outstanding as of December 31, 2021.

CONFERENCE CALL

Ethan Allen will host an analyst conference call today, January 27, 2022, at 5:00 PM (Eastern Time) to discuss its results. The analyst conference call will be webcast live from the Company’s Investor Relations website at https://ir.ethanallen.com.

The following information is provided for those who would like to participate:

●	U.S. Participants:	877-705-2976
●	International Participants:	201-689-8798
●	Meeting Number:	13725490

For those unable to listen live, an archived recording of the call will be made available on the Company’s website referenced above for at least 60 days.

ABOUT ETHAN ALLEN

Ethan Allen Interiors Inc. (NYSE: ETD) is a leading interior design company, manufacturer and retailer in the home furnishings marketplace. The Company is a global luxury home fashion brand that is vertically integrated from product design through home delivery, which offers its customers stylish product offerings, artisanal quality, and personalized service. The Company provides complimentary interior design service to its clients and sells a full range of home furnishings through a retail network of design centers located throughout the United States and abroad as well as online at ethanallen.com. Ethan Allen owns and operates nine manufacturing facilities located in the United States, Mexico and Honduras, including one sawmill, one rough mill and a lumberyard. Approximately 75% of its products are manufactured or assembled in these North American facilities.

For more information on Ethan Allen's products and services, visit www.ethanallen.com.

Investor / Media Contact:

Matt McNulty
Senior Vice President, Chief Financial Officer and Treasurer
IR@ethanallen.com

ABOUT NON-GAAP FINANCIAL MEASURES

This press release is intended to supplement, rather than to supersede, the Company's consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release the Company has included financial measures that are derived from the consolidated financial statements but are not presented in accordance with GAAP. The Company uses non-GAAP financial measures, including adjusted gross profit and margin, adjusted operating income and margin, adjusted net income, and adjusted diluted EPS (collectively “non-GAAP financial measures”). The Company computes these non-GAAP financial measures by adjusting the comparable GAAP measure to remove the impact of certain charges and gains and the related tax effect of these adjustments. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, or superior to, the financial performance measures prepared in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measure reported in accordance with GAAP is provided at the end of this press release.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally, forward-looking statements represent management’s beliefs and assumptions concerning current expectations, projections or trends relating to results of operations, financial results, financial condition, strategic objectives and plans, expenses, dividends, share repurchases, liquidity, use of cash and cash requirements, investments, future economic performance, business and industry and the effect of the COVID-19 pandemic on the business operations and financial results. Such forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These forward-looking statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “continue,” “may,” “will,” “short-term,” “target,” “outlook,” “forecast,” “future,” “strategy,” “opportunity,” “would,” “guidance,” “non-recurring,” “one-time,” “unusual,” “should,” “likely,” “COVID-19 impact,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. The Company derives many of its forward-looking statements from operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, it cautions that it is very difficult to predict the impact of known factors and it is impossible for the Company to anticipate all factors that could affect actual results and matters that are identified as “short term,” “non-recurring,” “unusual,” “one-time,” or other words and terms of similar meaning may in fact recur in one or more future financial reporting periods.

Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected. Actual results could differ materially from those anticipated in the forward-looking statements due to a number of risks and uncertainties including, but not limited to the following: the global COVID-19 pandemic has, and could continue to have, a materially adverse effect on the Company’s business and its results of operations; a resurgence of COVID-19 and resulting containment measures could negatively impact its ability to fulfill existing order backlog or cause changes in consumer demand; a resurgence of COVID-19 could lead to temporary closures, including distribution centers; the Company may require additional funding from external sources, which may not be available at the levels required, or may cost more than expected; declines in certain economic conditions, which impact consumer confidence and spending; financial or operational difficulties due to competition in the residential home furnishings industry; a significant shift in consumer preference toward purchasing products online; an overall decline in the health of the economy and consumer spending may reduce consumer purchases of discretionary items; inability to maintain and enhance the Ethan Allen brand; failure to successfully anticipate or respond to changes in consumer tastes and trends in a timely manner; inability to maintain current design center locations at current costs; failure to select and secure appropriate retail locations; disruptions in the supply chain and supply chain management; fluctuations in the price, availability and quality of raw materials resulting in increased costs and production delays, and which could result in a decline in sales; competition from overseas manufacturers and domestic retailers; the number of manufacturing and distribution sites may increase exposure to business disruptions and could result in higher transportation costs; current and former manufacturing and retail operations and products are subject to increasingly stringent environmental, health and safety requirements; product recalls or product safety concerns; extensive reliance on information technology systems to process transactions, summarize results, and manage the business and that of certain independent retailers; disruptions in both primary and back-up systems; successful cyber-attacks and the ability to maintain adequate cyber-security systems and procedures; loss, corruption and misappropriation of data and information relating to customers; global and local economic uncertainty may materially adversely affect manufacturing operations or sources of merchandise and international operations; changes in United States trade and tax policies; the phasing out of LIBOR and the impact on interest rates used in future borrowings; reliance on certain key personnel, loss of key personnel or inability to hire additional qualified personnel; potential future asset impairment charges resulting from changes to estimates or projections used to assess assets’ fair value, financial results that are lower than current estimates or determinations to close underperforming locations; access to consumer credit could be interrupted as a result of external conditions; failure to protect the Company’s intellectual property; hazards and risks which may not be fully covered by insurance; a shortage of qualified labor within the Company’s operations and its supply chain; labor disruptions resulting from COVID-19 vaccination mandates in the United States; and other factors disclosed in Part I, Item 1A. Risk Factors, in the Company’s 2021 Annual Report on Form 10-K.

All forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by these cautionary statements, as well as other cautionary statements. A reader should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond the Company’s ability to control or predict. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Ethan Allen Interiors Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
(In thousands, except per share data)

	Three months ended December 31,		Six months ended December 31,
	2021	2020	2021	2020
Net sales	$208,093	$178,826	$390,420	$329,884
Cost of sales	85,824	77,494	158,959	142,782
Gross profit	122,269	101,332	231,461	187,102
Selling, general and administrative expenses	89,610	78,354	171,187	151,820
Restructuring and other impairment charges, net of gains	(3,633)	423	(3,378)	1,046
Operating income	36,292	22,555	63,652	34,236
Other expenses
Interest and other financing costs	48	47	96	382
Other income (expense), net	(26)	(330)	2	(435)
Income before income taxes	36,218	22,178	63,558	33,419
Income tax expense	9,324	5,295	16,511	7,183
Net income	$26,894	$16,883	$47,047	$26,236

Per share data
Diluted earnings per common share:
Net income per diluted share	$1.05	$0.67	$1.85	$1.04
Diluted weighted average common shares	25,513	25,309	25,482	25,257

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31,	June 30,
	2021	2021
ASSETS
Current assets:
Cash and cash equivalents	$105,207	$104,596
Accounts receivable, net	7,495	9,026
Inventories, net	164,550	143,978
Prepaid expenses and other current assets	38,992	37,679
Total current assets	316,244	295,279

Property, plant and equipment, net	222,195	231,446
Goodwill	25,388	25,388
Intangible assets	19,740	19,740
Operating lease right-of-use assets	102,912	108,730
Deferred income taxes	489	1,078
Other assets	2,360	1,584
Total ASSETS	$689,328	$683,245

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$37,451	$37,786
Customer deposits and deferred revenue	124,196	130,635
Accrued compensation and benefits	21,487	23,866
Current operating lease liabilities	26,766	27,395
Other current liabilities	12,917	4,220
Total current liabilities	222,817	223,902

Operating lease liabilities, long-term	91,769	97,911
Deferred income taxes	5,899	5,028
Other long-term liabilities	3,106	4,986
Total LIABILITIES	$323,591	$331,827

Shareholders’ equity:
Ethan Allen Interiors Inc. shareholders’ equity	$365,769	$351,443
Noncontrolling interests	(32)	(25)
Total shareholders’ equity	$365,737	$351,418
Total LIABILITIES AND SHAREHOLDERS’ EQUITY	$689,328	$683,245

Reconciliation of Non-GAAP Financial Measures

To supplement the financial measures prepared in accordance with GAAP, the Company uses non-GAAP financial measures, including adjusted gross profit and margin, adjusted operating income and margin, adjusted net income, and adjusted diluted earnings per share. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below.

These non-GAAP measures are derived from the consolidated financial statements but are not presented in accordance with GAAP. The Company believes these non-GAAP measures provide a meaningful comparison of its results to others in its industry and prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, its financial performance measures prepared in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Despite the limitations of these non-GAAP financial measures, the Company believes these adjusted financial measures and the information they provide are useful in viewing its performance using the same tools that management uses to assess progress in achieving its goals. Adjusted measures may also facilitate comparisons to historical performance.

The following tables below provide a reconciliation of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

(Unaudited)
(In thousands, except per share data)	Three months ended			Six months ended
	December 31,			December 31,
	2021	2020	% Change	2021	2020	% Change
Consolidated Adjusted Gross Profit / Gross Margin
GAAP Gross profit	$122,269	$101,332	20.7%	$231,461	$187,102	23.7%
Adjustments (pre-tax) *	-	389		-	389
Adjusted gross profit *	$122,269	$101,721	20.2%	$231,461	$187,491	23.5%
Adjusted gross margin *	58.8%	56.9%		59.3%	56.8%

Consolidated Adjusted Operating Income / Operating Margin
GAAP Operating income	$36,292	$22,555	60.9%	$63,652	$34,236	85.9%
Adjustments (pre-tax)*	(3,520)	812		(3,152)	1,435
Adjusted operating income*	$32,772	$23,367	40.3%	$60,500	$35,671	69.6%

Consolidated Net sales	$208,093	$178,826	16.4%	$390,420	$329,884	18.4%
GAAP Operating margin	17.4%	12.6%		16.3%	10.4%
Adjusted operating margin*	15.7%	13.1%		15.5%	10.8%

Consolidated Adjusted Net Income / Adjusted Diluted EPS
GAAP Net income	$26,894	$16,883	59.3%	$47,047	$26,236	79.3%
Adjustments, net of tax*	(2,637)	613		(2,361)	215
Adjusted net income	$24,257	$17,496	38.6%	$44,686	$26,451	68.9%
Diluted weighted average common shares	25,513	25,309		25,482	25,257
GAAP Diluted EPS	$1.05	$0.67	56.7%	$1.85	$1.04	77.9%
Adjusted diluted EPS*	$0.95	$0.69	37.7%	$1.75	$1.05	66.7%

* Adjustments to reported GAAP financial measures including gross profit and margin, operating income and margin, net income, and diluted EPS have been adjusted by the following:

(Unaudited)	Three months ended		Six months ended
(In thousands)	December 31,		December 31,
	2021	2020	2021	2020
Inventory reserves and write-downs (wholesale)	$-	$389	$-	$389
Adjustments to gross profit	$-	$389	$-	$389
Inventory reserves and write-downs (wholesale)	$-	$389	$-	$389
(Gain) on sale of property, plant and equipment (wholesale)	(3,913)	-	(3,913)	-
Loss on sale of property, plant and equipment (retail)	-	273	-	273
Severance and other charges (wholesale)	179	-	357	-
Severance and other charges (retail)	101	150	178	150
Impairment of long-lived assets and lease exit costs (retail)	113	-	226	623
Adjustments to operating income	$(3,520)	$812	$(3,152)	$1,435
Adjustments to income before income taxes	$(3,520)	$812	$(3,152)	$1,435
Related income tax effects on non-recurring items(1)	883	(199)	791	(352)
Income tax benefit from valuation allowance change	-	-	-	(868)
Adjustments to net income	$(2,637)	$613	$(2,361)	$215

(1)	Calculated using a tax rate of 25.1% in the current year and 24.5% in the prior year.